Date: September 27, 2005


                                                                   Exhibit 99.1

           Jan Willem Kohne Joins Playlogic Entertainment, Inc. as CFO


AMSTERDAM - September 26, 2005 - Playlogic Entertainment, Inc. today announced that Jan Willem Kohne will join the company as chief financial officer, effective Oct. 1, 2005. Kohne currently is Executive Director Operations with Bank Oyens & Van Eeghen (Amsterdam, The Netherlands). He replaces Leo van de Voort, who will remain with Playlogic as a financial consultant until mid-2006.

Kohne, 34, has held several financial and operational positions since joining IMC/ Bank Oyens & Van Eeghen in 2000. Prior to joining IMC/ Bank Oyens & Van Eeghen, he worked with Mees Pierson/ Fortis as Account Manager International Commodity Finance. Kohne received his Masters from Delft University of
Technology   in  1996  and   has received   a  number  of   European   financial
certifications.

In his new position, Kohne will be responsible for Playlogic's Finance Department and its day-to-day financial operations. He will also have a key strategic role in overseeing all aspects of Playlogic's Nasdaq listing and compliance with the provisions of the Sarbanes-Oxley Act.

Willem M. Smit, Playlogic CEO, said, "Jan Willem is a business-driven person with strong knowledge of corporate finance and budgeting and has valuable experience in the movie entertainment and equity brokerage business. Furthermore, his experience in business development and operations gives him a practical attitude in addition to his strong strategic thinking."


     ABOUT PLAYLOGIC Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic, established in early 2002, publishes game concepts across various genres. The company distributes its products worldwide through all available channels, online and offline.

     Playlogic is listed on the OTC BB under the symbol "PLGC" and is headquartered in New York and Amsterdam.

     Playlogic's portfolio includes games that are being developed by several teams at Playlogic Game Factory, Playlogic's in-house development studio based in Breda, The Netherlands, as well as games developed by a number of studios throughout the world. Currently, 14 games on 22 platforms are under development, including "World Racing 2," "Knights of the Temple 2," "Gene Troopers," "Xyanide," "Age of Pirates," and "State of Emergency 2" to be release in the third and fourth quarters.

Playlogic is always looking for additional, high-quality games and acquires products that can be exploited in the complete value chain of digital entertainment products from games at retail to mobile games and digital TV.

FOR MORE INFORMATION
Playlogic International NV
Esther Berger, Corporate Communication & IR Manager
T: +31 20 676 03 04
M: +31 6 51 874 971
E: eberger@playlogicint.com


For further  information about Playlogic,  the games it publishes and develops,
artwork   and  press   information,   please   visit  our   press   section   on
www.playlogicgames.com.